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                                                                   Exhibit 10.20
                              EMPLOYMENT AGREEMENT

         This Agreement is made as of this 2nd day of October, 2001, by and between GENESIS HEALTH VENTURES, INC., a Delaware corporation (the "Company"), and RICHARD R. HOWARD ("Executive").

         WHEREAS, the Company desires to continue to employ Executive, and Executive desires to remain employed by the Company, in accordance with the terms and conditions stated below;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Employment. The Company agrees to continue to employ Executive, and Executive agrees to remain an employee of the Company, for the period stated in
Section 2 hereof and upon the terms and conditions herein provided.

2.       Term.

         2.1 Relevant Dates. The period of Executive's employment under this Agreement shall commence on the date hereof and shall, unless sooner terminated pursuant to Section 6, continue for a three year period (such period, as extended from time to time, herein referred to as the "Term"). Subject to
Section 2.2, and if the Term has not been terminated pursuant to Section 6, on the first anniversary of this Agreement and on each successive anniversary thereafter (each such anniversary an "Automatic Extension") the Term shall be extended for an additional period of one year.

         2.2 Non-Renewal Procedure. The Company (with the affirmative vote of two-thirds (2/3) of the non-management membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose) or Executive may elect to terminate the automatic extension of this Agreement described in
Section 2.1 by giving written notice of such election. Any notice given hereunder must be given not less than sixty (60) days prior to the applicable Automatic Extension Date.

3.       Position and Responsibilities.

         3.1 Position. The Company agrees to employ Executive in the position of Vice Chairman of the Company , and Executive agrees to perform such services and have such duties and responsibilities, not inconsistent with his position as Vice Chairman, customarily associated with and incidental to such positions and as may from time to time be reasonably assigned to him by the Board. Executive further agrees to serve as an executive officer or director of any subsidiaries of the Company without additional compensation.







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         3.2 Duties. During the period of his employment hereunder Executive shall devote all of his business time, attention, skill and efforts to the earnest and faithful performance of his duties; provided, however, that Executive may serve as a member of the board of directors of corporations or similar positions with other organizations which, in the Board's judgment, will not present any conflict of interest with the Company or any of its subsidiaries, or materially interfere with the performance of Executive's services, duties or responsibilities pursuant to this Agreement. Executive has disclosed to the Board all current boards of directors on which he is a member and shall disclose any additional boards of directors that Executive desires to join.

         3.3 Place of Employment. Executive shall perform his duties hereunder at the Company's executive office located in Kennett Square, Pennsylvania, and shall travel to the Company's other offices or locations as may be necessary or appropriate for him to perform his duties hereunder.

4.       Compensation and Benefits.

         4.1 Salary. For all services rendered by Executive as Vice Chairman or as an officer or director of any subsidiary of the Company during his employment under this Agreement, the Company shall pay Executive a base salary at the annual rate of $500,000. During the Term, Executive's base salary shall be reviewed at least annually, with the first such annual review on the first anniversary of this Agreement. Such review shall be conducted by a committee comprised of individuals designated by the Board from its members (the "Compensation Committee"), and the Compensation Committee may increase said base salary. The annual base salary payable to Executive in any year is referred to herein as the "Base Salary" for such year.

         4.2 Annual Bonus. For each fiscal year of the Company during the term of this Agreement, the Company shall afford Executive the opportunity to earn an incentive bonus ("Bonus") under the terms of the Genesis Health Venture, Inc. Incentive Program or similar program. The aggregate target Bonus payable to Executive under such program(s) shall equal at least 50% of the Base Salary for such fiscal year, and shall be payable at the discretion of the Compensation Committee, upon the achievement of certain targets (which shall be set by the Compensation Committee within the first three (3) months of such year).

         4.3 Equity Incentive.

             (a) Stock Option. The Company shall, pursuant to the terms of its stock option plan or any similar plan, grant to Executive as of the Effective Date one or more options to acquire an aggregate of 75,000 shares of common stock of the Company ("Company Stock"). The exercise price of the shares shall be established at the time of the grant and shall be less than or equal to the fair market value of the stock at the time of the grant. The stock options shall vest with respect to the shares subject thereto in equal installments on each of the first three (3) anniversaries of the Effective Date; provided that Executive remains employed with the Company on such anniversary. In addition, the stock options shall fully and immediately vest on (i) a Change in Control (as defined in Section 6.5), (ii) any termination of Executive's employment with the Company by the Company without Cause (as defined in Section 6.3(b) or because of Executive's death or Disability (as defined in Section 6.2), or (iii) any termination of Executive's employment by Executive's resignation for Good Reason (as defined in Section 6.4). The stock options shall have a ten (10) year term subject to earlier termination of such options on account of (i) Executive's termination of employment for any reason or (ii) a Change in Control in which the stock options are not assumed or replaced by the Company or its successor. The stock options shall be "incentive stock options" to the fullest extent permitted.




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             (b) Restricted Stock Award. The Company shall make a restricted stock award to Executive as of the Effective Date of 75,000 shares of Company Stock. The shares underlying the restricted stock award shall vest in equal quarterly installments (3,750 shares per installment) over a five (5) year period, commencing three months after the anniversary of the Effective Date and continuing every three months thereafter until the fifth anniversary of the Effective Date; provided that Executive remains employed with the Company on such anniversary. In addition, all shares of Company Stock underlying the restricted stock award shall fully and immediately vest on (i) a Change in Control, (ii) any termination of Executive's employment with the Company by the Company without Cause or because of Executive's death or Disability, or (iii) any termination of Executive's employment by Executive's resignation for Good Reason.

         4.4 Participation in Benefit Plans and Perquisites. Executive shall be entitled to participate in each employee benefit plan or perquisite applicable generally to executive officers of the Company (including health, life insurance, long-term disability and deferred compensation benefits, but excluding any severance benefit or termination pay plan) in accordance with the provisions thereof. Notwithstanding the foregoing, Executive shall not be entitled to receive any additional benefits or awards under discretionary plans or programs of the Company unless the Executive Board of the Company (or the Compensation Board) exercises the necessary discretion to provide Executive with such benefits or awards.

         4.5 Executive Life Insurance. The Company shall provide Executive with term life insurance providing a death benefit of at least $3,000,000 to Executive's designated beneficiaries.

         4.6 Vacation and Holidays. Executive shall be entitled to vacation in accordance with the Company's vacation policy in effect from time to time for its executive officers, but not less than five (5) weeks in each full calendar year. Executive shall also be entitled to all paid holidays given by the Company to its senior officers. Vacation days that are not used during any calendar year may not be accrued, nor shall Executive be entitled to compensation for unused vacation days.




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         4.7 Forgiveness of Note. As a condition to continued employment in
1998, Executive was required to purchase a substantial amount of the Company's common stock based on and exceeding Executive's annual salary. In connection therewith, Executive borrowed funds from the Company for such stock purchases and executed a promissory note in favor of the Company (the "Note"). A copy of the Note is annexed hereto as Exhibit "A". Pursuant to the February 23, 2001 Order of the Bankruptcy Court (the "Bankruptcy Order"), in the event that (i) Executive remains employed by the Company for one (1) year following the date of this Agreement or, (ii) Executive's employment is terminated because of (A) his death or Disability (pursuant to Section 6.2 of this Agreement), (B) his termination for cause (pursuant to Section 6.3 of this Agreement) (C) his resignation for Good Reason (pursuant to Section 6.4 of this Agreement), (D) his resignation following a Change in Control (pursuant to Section 6.5 of this Agreement) or (E) termination by the Company without Cause (pursuant to Section
6.6 of this Agreement), the Company will release Executive from his obligations under the Note and cancel any related indebtedness and will also reimburse Executive for any federal or state income taxes he owes as a result of such release and cancellation.

5. Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses incurred by Executive in performing his obligations under this Agreement in accordance with its business expense policies in effect from time to time.

6.       Events of Termination of Employment.

         6.1 Expiration of Term. Executive's employment with the Company and its subsidiaries shall cease automatically on the expiration of the term of this Agreement pursuant to Section 2 hereof.

         6.2 Death or Disability. Executive's employment with the Company and its subsidiaries shall automatically terminate on Executive's death. Executive's employment shall terminate thirty (30) days after Executive is notified that his employment is terminated for Disability (provided Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period). For purposes of this Agreement, "Disability" means an incapacity due to a physical or mental condition which causes Executive to be unable to substantially perform his duties under this Agreement on a full-time basis for (i) a period of six (6) consecutive months, or (ii) for shorter periods aggregating more than six (6) months in any twelve (12) month period. "Disabling Condition" shall mean such an incapacity that does not meet the time requirements for Disability. The Company may temporarily relieve Executive from his duties and responsibilities during any period that he has a Disabling Condition, provided that Executive shall be immediately restored to his duties and responsibilities if Executive is able to resume his duties on a full-time basis prior to his termination for Disability. Executive agrees to submit to reasonable medical examination upon the reasonable request, and at the expense, of the Company during any period when he (or his representative) claims that he has a Disabling Condition.



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         6.3 Termination by Company for Cause.

             (a) The Company may, following any determination by the Board that Cause exists, terminate Executive's employment with the Company and its subsidiaries for Cause by notice to Executive describing the reasons for such termination. In the event the Board believes Cause may exist for termination of Executive's employment, the Board shall provide written notice to Executive describing the basis for such belief. Executive shall be afforded a reasonable period of time to and shall fully and promptly address, to the extent of Executive's knowledge, any concerns raised by the Board regarding the existence of Cause. The Company may temporarily relieve Executive from his duties and responsibilities pending the outcome of any proceeding of the Board to determine if Cause exists; provided that Executive shall be immediately restored to his duties and responsibilities if the Board determines that Cause does not exist or fails to render a prompt determination following the substantial completion of its investigation. The final determination that Executive's employment shall be terminated for Cause shall be made by the affirmative vote of two-thirds (2/3) of the non-management membership of the Board at a meeting of the Board duly called and held upon at least fifteen (15) days prior written notice to Executive specifying the particulars of the action or inaction alleged to constitute "Cause" (and at which meeting Executive and his counsel are entitled to be present and are given a reasonable opportunity to be heard).

             (b) For purposes of this Section 6.3, "Cause" means any of the following events with respect to Executive:

                 (i) Executive has been convicted of, or pleads guilty or nolo contendere to, any crime or offense constituting a felony under applicable law (whether or not involving the Company or any of its subsidiaries), including, without limitation, embezzlement, theft, larceny or any crime of moral turpitude which subjects, or if generally known, would subject, the Company or any of its subsidiaries to public ridicule or embarrassment;

                 (ii) Executive's commission of a material act of fraud or
             dishonesty against the Company or any of its subsidiaries, or Executive's willful engaging in conduct which is significantly injurious to the Company or any of its subsidiaries, monetarily or otherwise;

                 (iii) Executive's abuse of illegal drugs and other controlled substances or Executive's habitual intoxication, which conduct continues after written demand for cessation of such conduct is delivered to Executive by the Board;

                 (iv) Any willful, continuous or gross neglect of or refusal to perform Executive's duties or responsibilities, in each case which continues after detailed written notice thereof has been given to Executive; or


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                 (v) The willful taking of actions by Executive which directly and materially impair Executive's ability to perform his duties and responsibilities hereunder, or willful misconduct (including gross and willful violation of any written policies of the Company), provided, however, that "Cause" shall not include a bona fide disagreement over corporate policy, so long as Executive does not willfully violate on a continuing basis specific written directions from the Board, which directions are consistent with the provisions of this Agreement.

             Action or inaction by Executive shall not be considered "willful" unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in the best interests of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

         6.4 Resignation by Executive for Good Reason. Upon the occurrence of any event described in this Section 6.4 below, Executive shall have the right to elect to terminate his employment under this Agreement from all (but not less than all) positions with the Company and its subsidiaries by resignation, upon not less than thirty (30) days' prior written notice given within ninety (90) days after the event purportedly giving rise to Executive's right to elect; provided, however, that the Company has not cured or otherwise corrected such event prior to the expiration of such 30-day period.

             (a) Any reduction by the Company of Executive's Base Salary;

             (b) Any relocation of Executive's principal place of employment or the relocation of the Company's principal office or corporate headquarters to a location more than forty-five (45) miles beyond the Borough of Kennett Square, Pennsylvania;

             (c) The assignment to Executive by the Company of any duties inconsistent with Executive's status with the Company or a substantial alteration in the nature of status of Executive's responsibilities from those in effect immediately prior to the date hereof, or a reduction in Executive's titles or offices as in effect immediately prior to the date hereof or any removal of Executive from, or any failure to elect, re-elect or appoint Executive to any such positions (including, without limitation, the position of Vice Chairman, other than as a result of Executive's death, termination of employment (and other than as a result of Executive's Disabling Condition or pending a determination that Cause exists), or the failure to restore Executive to his responsibilities following his recovery from a Disabling Condition prior to his employment termination or following a determination that Cause does not exist;

             (d) Any liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the same persons in substantially the same proportions as such persons' ownership immediately prior to such liquidation or dissolution, and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement;




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             (e) Any material breach of this Agreement by the Company; or

             (f) Any determination by the Board not to automatically extend the term of this Agreement pursuant to Section 2.2

         6.5 Resignation by Executive Following A Change in Control. Executive may resign from the Company's employ during the thirty (30) day period commencing on the first anniversary following a Change in Control of the Company for any reason by providing the Company with a written notice of termination. Should Executive notify the Company that Good Reason exists at any time within the twenty-four (24) months following a Change in Control and should the event constituting Good Reason continue for more than ten (10) days following Executive's notice, Executive may, at his option, immediately resign or resign at any time during such twenty-four month period and any such resignation shall be treated as a resignation for Good Reason under this Agreement. For purposes of this Agreement, a Change in Control of the Company means the occurrence of one of the following events:

             (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes, after the Effective Date, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the Company's then outstanding securities eligible to vote for the election of the Company's Board of Directors (the "Company Voting Securities"); provided, that an event described in this paragraph (a) shall not be a Change in Control if any of the following becomes such a beneficial owner: (i) the Company or any majority-owned subsidiary of the Company (a "Subsidiary"), (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) [Goldman Sachs Capital Partners, Highland Capital and Van Kampen], (v) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive),or
(vi) a beneficial owner of less than twenty-five percent (25%) of the Company Voting Securities that becomes a beneficial owner of twenty-five percent (25%) or more of the Company Voting Securities solely by reason of redemption of such securities by the Company;

             (b) the consummation of a merger, consolidation or reorganization of the Company (a "Business Combination"), unless, following such Business Combination, the owners of the Company Voting Securities immediately prior to such Business Combination (or their affiliates) beneficially own, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the directors of the corporation resulting from such Business Combination (a "Non-Qualifying Transaction"); or




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             (c) during any period of twenty-four (24) consecutive months after the Effective Date, the failure (for any reason other than death) of individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") to constitute at least a majority of the Board; provided that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director is elected by, or on the recommendation of (i) or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twenty-four (24) month period) or by prior operation of this Section 6.5(c) or (ii) any person described in clause
(iv) of Section 6.5(a) above pursuant to contractual rights as of the Effective Date with respect to Company Voting Securities owned by such person.)

         The initial public offering of common stock of the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended (a "Public Offering"), the commencement of proceedings under the Bankruptcy Code with respect to the Company, or the acquisition of equity in the Company or its successor pursuant to a plan of reorganization approved by a bankruptcy court with respect to the Company shall not be treated as a Change in Control for purposes of this Agreement.

         6.6 Termination by the Company without Cause. In addition to any termination of Executive's employment with the Company and its subsidiaries for reasons described in the foregoing provisions of this Section 6, the Company may terminate such employment at any time without Cause. Such determination shall be made by the affirmative vote of two-thirds (2/3) of the non-management membership of the Board of Directors ("Board") at a meeting of the Board called and held for such purpose. The Board shall provide Executive with written determination of its decision no less than thirty (30) days prior to the effective date of such employment termination..

7.       Severance Upon an Event of Termination.

         7.1 General Provision. Upon termination of Executive's employment by the Company during the Term, Executive shall be entitled to no further compensation hereunder other than (i) Executive's accrued and unpaid Base Salary through the date of termination, (ii) any benefits accrued and vested under the terms of the Company's employee benefit plans and programs through the date of termination and (iii) any other payments or benefits specifically provided in Sections 4.7 and 7 of this Agreement.

         7.2 Termination Due to Death or Disability. Upon Executive's employment termination due to his death or Disability, the Company shall pay to Executive (or to his estate) (i) Executive's Base Salary and benefits as if Executive's employment had terminated on the last day of the month; (ii) all deferred compensation of any kind, including, without limitation, any amounts earned under any bonus plan, and (iii) if any bonus, under any bonus plan shall be payable in respect of any years ending prior to the date Executive's employment terminates, the bonus(es) set forth in section 7.2 (ii) above shall be further pro-rated from the beginning of the fiscal year to the last day of the month of Executive's employment termination. In addition, all restricted stock, stock options and performance share awards made to Executive shall automatically become fully vested and immediately exercisable as of the date of death (or in the case of Disability, as of the date employment terminates).




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         7.3 Termination for Cause. Upon Executive's employment termination for
Cause, the Company shall pay to Executive all deferred compensation of any kind. In addition, Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums any assignable insurance policy owned by the Company and relating specifically to Executive.

         7.4 Severance. Upon Executive's employment termination by the Company without Cause or by Executive for Good Reason or by Executive in accordance with
Section 6.5 following a Change in Control, the Company shall, subject to the provisions of Section 10 and 11 below, provide the following to Executive (or, in the event of Executive's subsequent death, his beneficiary or beneficiaries or his estate, as provided):

             (a) Accrued Bonuses. The Company shall pay to Executive (or his estate) any accrued and unpaid bonuses in respect of years ending prior to the date of termination, and a pro rata bonus for the portion of the year preceding the date of termination in the actual amount that would have been earned based on the Company's actual performance for the year,

             (b) Severance Pay. The Company shall provide to Executive (or his estate) as severance pay (the "Severance Payments") three (3) times Executive's Termination Base Salary (as defined below) plus three (3) times Executive's Average Incentive Compensation Award (as defined below).

             "Termination Base Salary" means the highest Base Salary paid to Executive in the three (3) years preceding his employment termination.

             "Incentive Compensation Award" means all cash bonuses awarded in consideration of services for the three (3) most recent fiscal years, divided by three (3), or if there was no cash incentive program in any of the three (3) most recent fiscal years, divided by the number of fiscal years for which such cash incentive program existed. For purposes of this calculation the "restructuring payment" which is payable upon the effective date of the Company's chapter 11 plan of reorganization in accordance with the Bankruptcy Order shall be treated as a cash bonus for the fiscal year in which such bonus is paid. The Incentive Compensation Award may not exceed 100% Executive's Termination Base Salary.

             Payment under this section 7.4 (b) shall be made as follows:

             (i)                     In the event that Executive's employment is
                           terminated pursuant to section 6.5 herein, Executive shall be paid his severance in a lump sum at the time of his termination;

             (ii)                    In the event that Executive's employment is
                           terminated pursuant to sections 6.4 or 6.6 herein, the Company has the discretion to pay Executive his severance in either a lump sum at the time of his termination or in equal monthly installments over a thirty-six (36) month period. In the event that the Executive is paid in equal monthly installments over a thirty-six (36) month period, the severance funds shall be placed in escrow at the time of termination with an escrow agent to be agreed upon by both parties.

In no event shall such payments be reduced for any reason, including the fact that Executive is employed by any other entity.

             (c) Benefit Continuation. The Company shall continue to provide, on the same basis as executive officers generally, the health and life insurance benefits (but excluding disability benefits) provided to Executive and his spouse and eligible dependants immediately prior to his date of termination for a period of two (2) years following the date of termination (provided that Executive continues to make all required employee contributions). In the event that Executive's participation in any such plan or program is barred by the terms thereof, the Company shall pay to Executive an amount equal to the annual contribution, payments, credits or allocation made by the Company to him, to his account or on his behalf under such plans and programs from which his continued participation is barred except that if Executive's participation in any health, medical, or life insurance plan or program is barred, the Company shall obtain and pay for, on Executive's behalf, individual insurance plans, policies or programs that provide to Executive health, medical and life insurance coverage which is equivalent to the insurance coverage to which Executive was entitled prior to the date of termination.

             (d) Equity. All restricted stock, stock option and performance share awards made to Executive shall fully vest and be immediately exercisable for a period of ninety (90) days following the termination of Executive's employment.

[8.      Potential Change in Control. Upon (i) the execution of a definitive agreement (including, without limitation, any "lock-up" or voting agreement with any of the Company's principal stockholders) that contemplates a transaction, or
(ii) the commencement of any tender or exchange offer or similar transaction for or involving the Company's securities, which, in the case of any transaction of the type described in clause (i) or (ii), could result in a Change in Control, all restricted stock, stock option and performance share awards made to Executive shall become automatically fully vested and exercisable in order to provide Executive with a reasonable period to obtain the economic benefit of the contemplated transaction with respect to all restricted stock, stock option and performance share awards then held by him. Such restricted stock options and performance share awards shall become automatically exercisable and shall remain exercisable through their original terms with all rights; provided, however, in the event the transaction contemplated by the definitive agreement referred to above is not consummated and such definitive agreement is terminated, all accelerated restricted stock, stock options and performance awards shall be deemed restored to the vesting and exercisability schedules in effect at the time of execution of such definitive agreement, and any action taken in contemplation of the consummation of the transactions anticipated to result in a Change in Control shall be null and void.]




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9.       Certain Tax Matters. The Company shall indemnify and hold Executive harmless from and against (i) the imposition of excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision thereto, the "Code"), on any payment made or benefit provided by the Company or a subsidiary (including any payment made under this paragraph) and any interest, penalties, and additions to tax imposed in connection therewith, and (ii) any federal, state or local income or employment tax imposed on any payment made pursuant to this paragraph. Executive shall not take the position on any tax return or other filing that any payment made or benefit provided by the Company is subject to the Excise Tax, unless, in the opinion of independent tax counsel reasonably acceptable to the Company, there is no reasonable basis for taking the position that any such payment or benefit is not subject to the Excise Tax under U.S. tax law then in effect. If the Internal Revenue Service makes a claim that any payment, benefit or portion thereof is subject to the Excise Tax, at the Company's election, and the Company's direction and expense, Executive shall contest such claim; provided, however, that the Company shall advance to Executive the costs and expenses of such contest, as incurred. For the purpose of determining the amount of any payment under clause (ii) of the first sentence of this paragraph, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable individuals in the calendar year in which such indemnity payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the jurisdiction in which Executive is resident, net of the reduction in federal income taxes that is obtained from deduction of such state and local taxes.

10. Duties Upon Termination. Executive agrees that he will, upon termination of his employment with the Company for any reason whatsoever, deliver to the Company any and all records, forms, contracts, memoranda, work papers, lists of names or other customer data and any other articles or papers which have come into his possession by reason of his employment with the Company or which he holds for the Company, regardless of whether or not any of said items were prepared by him, and he shall not retain memoranda or copies of any of said items. Executive shall assign to the Company all rights to trade secrets and the products relating to the Company's business developed by him alone or in conjunction with others at any time alike employed by the Company. Notwithstanding anything herein to the contrary, Executive may retain this Agreement, any documents relating to this Agreement and any documents relating to Executive's compensation, benefits, retirement plans and deferred compensation plans.




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11.      Post-Termination Obligations. All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with the following provisions.

         11.1 Confidential Information. At all times during and after the term of this Agreement, Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or its affiliates, or to any businesses operated by them, including, without limitation, any customer lists; and Executive confirms that such information constitutes the exclusive property of the Company. For purposes of this Section 11.1, confidential information shall not include any information that is now known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of Executive. Notwithstanding anything herein to the contrary, during the term of this Agreement, Executive may reveal information, as necessary, pursuant to his conducting Company business.

         11.2 Competitive Conduct. During the term of this Agreement and for a further period of two (2) years thereafter, Executive shall not, except with the Company's express prior written consent, directly or indirectly, in any capacity for the benefit of any person:

         (a) solicit any person who is or during such period becomes a customer, supplier, employee, salesman, agent or representative of the Company, in any manner which interferes or might interfere with such person's relationship with the Company, or in an effort to obtain such person as a customer, supplier, employee, salesman, agent or representative of any business in competition with the Company which business conducts operations within fifteen (15) miles of any office or facility owned, leased or operated by the Company or in any county, or similar political subdivision, in which the Company conducts substantial business.

         (b) establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership (other than as the owner of less than one percent (1%) of the stock of a corporation whose shares are publicly traded) management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any person in any business in competition with the Company if such person has any office or facility, at any location within fifteen (15) miles of any office or facility owned, leased or operated by the Company or conducts substantial business in any county, or similar political subdivision in which the Company conducts substantial business, or act or conduct himself in any manner which he would have reason to believe inimical or contrary to the best interests of the Company.

         11.3 Failure of Executive to Comply. If for any reason other than death or disability, Executive shall, without written consent of the Company, fail to comply with the provisions of this Section 11, his rights to any future payments or other benefits hereunder shall terminate (without prejudice to any other rights, including recovery of damages of the Company), and the Company's obligations to make such payments and provide such benefits shall cease; provided, however, that no failure to comply with any provision of this Section 11 shall be deemed to have occurred unless and until Executive receives written notice from the Company specifying the conduct alleged to constitute such failure.

         11.4 Remedies. Executive agrees that monetary damages would not be adequate compensation for any loss incurred by the Company by reason of a breach of the provisions of Sections 10 and 11 of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, agreements and other provisions of Sections 10 and 11 specifically performed by Executive, and the Company shall have the right to obtain preliminary injunctive relief to secure specific performance and to prevent a breach of Section 10 or 11. The existence of any claim or cause of action which Executive or any other person may have against the Company shall not constitute a defense or bar to the enforcement of Section 10 or 11. If the Company is obliged to resort to litigation to enforce a covenant in Section 10 or 11 that contains a fixed term, then such fixed term shall be extended for a period of time equal to the period during which a material breach of such covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such covenant.

         11.5 Consideration. Executive expressly acknowledges that the covenants contained in Sections 10 and 11 are a material part of the consideration bargained for by the Company and, without the agreement of Executive to be bound by the covenants contained in such sections, the Company would not have agreed to enter into this Agreement.

         11.6 Scope. If any portion of the covenants contained in Section 10 or 11 or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the such covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such covenant shall then be enforceable in its reduced or limited for.

12. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and, upon effectiveness of this Agreement pursuant to Section 2 hereof, supersedes all prior agreements and discussions between the Company and Executive but is not in any way intended to supersede the Bankruptcy Order.

13.      General Provisions.

         13.1 Settlement of Disputes. The Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Executive's employment by the Company (including, without limitation, any such claim dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company's employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in Chester County, Pennsylvania (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except that the arbitration shall be selected by alternatively striking form a list of five
(5) arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. If Executive prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Executive's reasonable attorneys' fees) shall be borne by the Company. If Executive does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, expert witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorneys' fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Executive pursues any claim, dispute or controversy against the other in a proceeding other that then arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorneys' fees related to such action.

         13.2 Legal Expenses. Except as otherwise provided in Section 13.1, in the event Executive prevails as to any material issue in any legal proceeding to enforce the terms of this Agreement, the Company shall reimburse Executive for reasonable legal costs incurred in connection therewith.

         13.3 Mitigation. Executive shall not be obligated to seek other employment or take any other action to mitigate any severance benefits hereunder.

         13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company and Executive and his heirs, executors, legal representatives, successors and permitted assigns. Unless clearly inapplicable, reference herein to the Company shall be deemed to include its successors and permitted assigns. However, neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without prior written consent of the other party, any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void, without effect.

         13.5 Severability. In the event any provision of this Agreement or any part hereof is held invalid, such invalidity shall not affect any remaining part of such provision or any other provision, and to this end, the provisions of this Agreement are intended to be and shall be deemed severable. If any court construes any provision of this Agreement to be illegal, void or unenforceable because of the duration or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         13.6 Withholding. Employer may withhold from any amounts payable under this Agreement such taxes and governmentally required withholdings as may be required to be withheld pursuant to any applicable law or regulation.

14.      Modification and Waiver.

         14.1 Amendment of Agreement. Except for increases in compensation made as provided in Section 4.1, this Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

         14.2 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

15. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

                         To Executive at:

                         Richard R. Howard
                         2280 S. Chester Springs Road
                         Chester Springs, PA  19425


                         with a copy:

                         To the Company at:
                         Genesis Health Ventures, Inc.
                         101 East State Street
                         Kennett Square, PA  19348
                         Attention:    Law Department

                         And with a copy to:

                         [Members of/The Chairman of] the Compensation Committee



16. Governing Law. The parties hereto intend that this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, all as of the day and year first above written.


                                            GENESIS HEALTH VENTURES, INC.


                                            /s/ Michael R. Walker
                                            ------------------------------------
                                            By:
                                            Name:  Michael R. Walker
                                            Title: Chief Executive Officer



                                            /s/ Richard R. Howard
                                            ------------------------------------
                                                RICHARD R. HOWARD


Acknowledged on Behalf of the Board:


/s/ James Wankmiller
------------------------------------------
Name:  James Wankmiller
Title: Sr. Vice President, General Counsel
       and Corporate Secretary